                                                                  EXHIBIT 10.9

                             SECOND
               AMENDMENT TO EMPLOYMENT AGREEMENT

     This Second Amendment to Employment Agreement (the "Second Amendment") is made and entered into effective as of January 1, 1997 by and between Arden Group, Inc., a Delaware corporation ("Arden Group"), Arden-Mayfair, Inc., a Delaware corporation and a wholly-owned subsidiary of Arden Group ("Arden-Mayfair"), AMG Holdings, Inc., formerly known as Telautograph Corporation, a Virginia corporation and a wholly-owned subsidiary of Arden-Mayfair ("AMG"), Gelson's Markets, a California corporation and a wholly-owned subsidiary of Arden-Mayfair ("Gelson's")(Arden Group, Arden-Mayfair, AMG and Gelson's are herein sometimes referred to collectively as the "Companies" and individually as a "Company"), and Bernard Briskin ("Employee"), with reference to the following facts:

     A. The parties hereto are parties to that certain Employment Agreement dated as of May 13, 1988, as amended by that certain Amendment to Employment Agreement dated April 27, 1994 (collectively, the "Agreement").

     B. Pursuant to Section 13 of the Agreement, the Boards of Directors of the Companies have examined the terms of the Agreement, the duties and performance of Employee and the future needs of the Companies and have made a good faith determination that the terms of Employee's employment thereunder should be revised. Accordingly, the parties desire to amend the Agreement, effective January 1, 1997, to make certain changes to the Agreement, including, but not limited to, an increase in the base salary payable to Employee and an extension of the term thereof.

     NOW, THEREFORE, for and in consideration of the promises, covenants and agreements hereinafter set forth, the parties hereto agree as follows:

     1. The first sentence of Section 2 of the Agreement is deleted and replaced with the following:

     "The Companies agree to and hereby do continue to employ Employee, and Employee agrees to and hereby does continue in the employ of the Companies, as president and chief executive officer of Arden Group and Arden-Mayfair, and as chief executive officer of AMG and Gelson's; in addition, Employee shall continue to serve as Chairman of the Board of Directors of Arden Group. In the event that, during the term of this Agreement, Arden Group fails to elect or appoint Employee as Chairman of Arden Group's Board of Directors, as President of Arden Group and as Chief Executive Officer of Arden Group, Employee shall have the right thereafter upon ninety (90) days' written notice to terminate his employment by the Companies and such termination shall be deemed to be a termination by the Companies without cause."

     2. The first sentence of Section 3 of the Agreement is hereby amended in its entirety to read as follows:

     "The initial term of this Agreement, which commenced at 12:00 A.M. on January 3, 1988 and was scheduled to expire at 12:00 A.M. on January 1, 2001, is hereby extended to 12:00 A.M. on January 1, 2004, subject to termination or extension as hereinafter provided."

The remainder of Section 3 shall remain in full force and effect, in accordance with its terms, and all references therein and in the rest of the Agreement to the expiration of the term shall mean 12:00 A.M. on January 1, 2004.

     3. Section 5 of the Agreement is hereby amended in its entirety to read as follows:

     "5.  COMPENSATION.

          "(a) IN GENERAL. All compensation payable to Employee hereunder shall be paid to Employee by Arden Group, with such inter-company adjustments in respect of such payments as the Companies deem appropriate. Arden Group shall be primarily liable for the payment of all compensation payable to Employee hereunder, and Arden-Mayfair, AMG and Gelson's shall be liable to Employee for the payment of any such compensation only in the event of non-payment thereof by Arden Group. All compensation shall be subject to required withholding.

          "(b) 1994-1996. During the period from January 1, 1994 through December 31, 1996, but as to the Bonus for 1995 and thereafter contingent upon the satisfaction of the requirements in Section 5(d) below, for all services to be rendered by Employee hereunder, Employee shall be paid an annual base salary (the "Base Salary"), payable in equal installments no less frequently than twice monthly, as provided in subsection (1) below, and incentive compensation consisting of a cash bonus (the "Bonus") for each complete or partial fiscal year of Arden Group during 1994 through and including 1996, as provided in subsection (2) below.

               "(1) Employee's Base Salary for the period beginning on January 1, 1994 and ending on December 31, 1994 shall be $440,000. Employee's Base Salary shall be adjusted effective as of January 1, 1995 and effective as of January 1, 1996 (each such January 1 being the "Adjustment Date") by the amount of the increase, if any, in the Consumer Price Index for All Urban Wage Earners and Clerical Workers, Los Angeles-Anaheim-Riverside Metropolitan Area (1982-84 = 100) published by the Bureau of Labor Statistics of the United States Department of Labor (the "Index"), calculated in accordance with this subsection (1); provided, however, that on each Adjustment Date the Base Salary shall be adjusted for one hundred percent (100%) of any increase in the Index up to three percent (3%) and for fifty percent

     (50%) of any increase in the Index in excess of three percent (3%) up to five percent (5%), but there shall be no adjustment for any increase in the Index in excess of five percent (5%) (such adjustments for the increase in the Index are hereinafter referred to as the "Allowable Adjustments"). The amount of the increase in the Index shall be calculated by dividing the Index for the month of October immediately preceding the applicable Adjustment Date (the "Comparison Index") by the Index for the October of the immediately preceding calendar year (the "Base Index"). No carryover of any increase in the Index of more than five percent (5%) shall be permitted.

               "For example, the adjustment to the Base Salary on January 1, 1995 shall be determined as follows. First, calculate the increase in the Index by dividing the Index for October 1994 by the Index for October 1993. By way of illustration only, if the Index in effect for October 1994 is 115.5 and the Index in effect for October 1993 was 110, the increase in the Index would be 115.5/110 = 5%. Next, multiply the Base Salary for 1994 by the Allowable Adjustments for the increase in the Index, and add this amount to the Base Salary for 1994 to arrive at the Base Salary on January 1, 1995. Continuing the foregoing illustration, the Base Salary beginning on January 1, 1995 would be $440,000 + (3% x $440,000) + (50% x 2% x $440,000), or $457,600. If the increase in the
     Index had been 6% instead of 5%, the Base Salary beginning on January 1, 1995 would also be $457,600, since there is no adjustment for any increase in the Index in excess of 5%. The adjustment to the Base Salary on January 1, 1996 would be determined in a similar manner, with the adjustment being made to the Base Salary for 1995.

               "In no event shall the Base Salary on any January 1 be less than the amount of the Base Salary during the preceding twelve-month period.

               "In the event that publication of the Index is changed or discontinued, the parties shall select a replacement index published by a governmental agency. In the event that the references or techniques employed in the calculation of the Index shall be modified and such modification would have resulted in a different figure for the Base Index to be used to calculate the increase in the Index, the parties agree that the Base Index shall be appropriately adjusted and that the Index, as modified, shall be used as provided hereunder.

               "(2) Commencing January 1, 1994, the Bonus in respect of each of Arden Group's fiscal years ending approximately December 31, 1994, 1995 and 1996 shall be an amount equal to the Applicable Percentage (as hereinafter defined) of the Pre-Tax Profits (as hereinafter defined) for such fiscal year. "Pre-Tax Profits" for each such fiscal year shall be the amount shown on the audited Consolidated

     Statement of Operations of Arden Group for such fiscal year as "Income Before Income Taxes and Extraordinary Items," adjusted so as to exclude any charge, accrual or deduction for any Bonus paid or payable to Employee. With respect to each such fiscal year, the Applicable Percentage shall be as follows: with respect to the first $2,000,000 of Pre-Tax Profits for the applicable fiscal year, the Applicable Percentage shall be two and five-tenths percent (2.5%); with respect to all Pre-Tax Profits in excess of $2,000,000 for the applicable fiscal year, the Applicable Percentage shall be three and five-tenths percent (3.5%).

               "No later than fifteen (15) days after the close of each such fiscal year of Arden Group, a good faith estimate of the Bonus which will be payable for said fiscal year shall be made and there shall be advanced to Employee an amount equal to seventy five percent (75%) of said estimate. All such sums so advanced for any such fiscal year shall be credited against the Bonus for such fiscal year, and the amount of the Bonus in excess of such amount so advanced shall be paid to Employee at the conclusion of the audit for such fiscal year. If the amount so advanced to Employee exceeds the amount of the Bonus to which he is entitled for such fiscal year, such excess shall be returned within thirty
     (30) days after Employee receives a written demand therefor.

          "(c) 1997-2004. Commencing January 1, 1997, but as to the Bonus for 1997 and thereafter contingent upon the satisfaction of the requirements in Section 5(d) below, for all services to be rendered by Employee hereunder, Employee shall be paid an annual base salary (the "Base Salary"), payable in equal installments no less frequently than twice monthly, as provided in subsection (1) below, and incentive compensation consisting of a cash bonus (the "Bonus") for each complete or partial fiscal year of Arden Group from and after January 1, 1997 during Employee's employment hereunder, as provided in subsection (2) below.

               "(1) Employee's Base Salary for the period beginning on January 1, 1997 and ending on December 31, 1997 shall be $500,000. (Within ten
     (10) days after execution of this Second Amendment, the Companies shall pay to Employee any salary for calendar year 1997 which is owed and unpaid to Employee based upon the Base Salary set forth in the preceding sentence.) Employee's Base Salary shall be adjusted effective as of January 1, 1998 and effective as of each January 1 thereafter (each such January 1 also being an "Adjustment Date") during the term of this Agreement by the amount of the increase, if any, in the Consumer Price Index for All Urban Wage Earners and Clerical Workers, Los Angeles-Anaheim-Riverside Metropolitan Area (1982-84 = 100) published by the Bureau of Labor Statistics of the United States Department of Labor (the "Index"), calculated in accordance with this subsection (1); provided, however, that on each Adjustment Date the Base Salary shall be adjusted for one hundred percent (100%) of any increase in the Index up to three percent (3%) and for fifty percent (50%) of any increase in the Index in excess of three percent (3%) up to five percent (5%), but there shall be no adjustment for any increase in the Index in excess of five percent
     (5%) (such adjustments for the increase in the Index are hereinafter referred to as the "Allowable Adjustments"). The amount of the increase in the Index shall be calculated by dividing the Index for the month of October immediately preceding the applicable Adjustment Date (the "Comparison Index") by the Index for the October of the immediately preceding calendar year (the "Base Index"). No carryover of any increase in the Index of more than five percent (5%) shall be permitted.

               "In no event shall the Base Salary on any January 1 be less than the amount of the Base Salary during the preceding twelve-month period.

               "In the event that publication of the Index is changed or discontinued, the parties shall select a replacement index published by a governmental agency. In the event that the references or techniques employed in the calculation of the Index shall be modified and such modification would have resulted in a different figure for the Base Index to be used to calculate the increase in the Index, the parties agree that the Base Index shall be appropriately adjusted and that the Index, as modified, shall be used as provided hereunder.

               "(2) Commencing January 1, 1997, the Bonus in respect of each of Arden Group's fiscal years ending on or after January 3, 1998 shall be an amount equal to the Applicable Percentage (as hereinafter defined) of the Pre-Tax Profits (as hereinafter defined) for such fiscal year. "Pre-Tax Profits" for each such fiscal year shall be the amount shown on the audited Consolidated Statement of Operations of Arden Group for such fiscal year as "Income Before Income Taxes and Extraordinary Items," adjusted so as to exclude any charge, accrual or deduction for (i) any Bonus paid or payable to Employee and (ii) any arbitration award to Danka and the associated expenses expensed in 1997 as a charge to discontinued operations. With respect to each such fiscal year, the Applicable Percentage shall be as follows: with respect to the first $2,000,000 of Pre-Tax Profits for the applicable fiscal year, the Applicable Percentage shall be two and five-tenths percent (2.5%); with respect to all Pre-Tax Profits in excess of $2,000,000 for the applicable fiscal year, the Applicable Percentage shall be three and five-tenths percent (3.5%).

               "No later than fifteen (15) days after the close of each such fiscal year of Arden Group, a good faith estimate of the Bonus which will be payable for said fiscal year shall be made and there shall be advanced to Employee an amount equal to seventy five percent (75%) of said estimate. All such sums so advanced for any such fiscal year shall be credited against the Bonus for such fiscal year, and the amount of the Bonus in excess of such amount so advanced shall be paid to Employee at the conclusion of the audit for such fiscal year. If the amount so advanced to Employee exceeds the amount of the Bonus to which he is entitled for such fiscal year, such excess shall be returned within thirty (30) days after Employee receives a written demand therefor.

          "(d) It is the parties' intention that the provisions of subsection 5(b)(2) and subsection 5(c)(2) of this Agreement, which set forth the formula for the annual Bonus payable to Employee, shall constitute "other performance-based compensation" within the meaning of Section 162(m)(4)(C) of the Internal Revenue Code of 1986, as amended (the "Code") and "qualified performance-based compensation" within the meaning of Proposed Treasury Regulation Section 1.162-27(e). Payment of the Bonus to Employee for 1995 and thereafter is contingent upon (i) approval by the shareholders of Arden Group of the material terms of the Bonus formula in accordance with the requirements of Proposed Treasury Regulation
     Section 1.162-27(e)(4), and (ii) prior to payment of the Bonus with respect to each fiscal year, the Compensation Committee of Arden Group shall certify in writing in accordance with the requirement of Proposed Treasury Regulation Section 1.162-27(e)(5) that the performance goals were in fact satisfied, i.e., the Pre-Tax Profits with respect to such fiscal year were in fact achieved and that the other material terms of the Bonus formula were in fact satisfied. Arden Group agrees to timely place before the shareholders clause (i) (by asking the shareholders of Arden Group to approve the payment of all bonuses) and to timely seek the certifications required pursuant to clause (ii). In the event that Proposed Treasury Regulation Section 1.162-27(e) is amended, superseded or replaced, the payment of the Bonus with respect to each fiscal year shall, if required by then applicable law or regulation (taking into account any grandfather provisions) be subject to compliance with the applicable requirements of any future Treasury Regulations, whether proposed, temporary or final, with respect to "other performance-based compensation" within the meaning of Code Section 162(m)(4)(C), in lieu of the foregoing provisions of this subsection 5(d), and Arden Group agrees to use its best efforts to comply with all such requirements. If in any year after 1994 the conditions for paying a Bonus to Employee as set forth in this subsection (d) are not satisfied, Employee may terminate the Agreement upon six (6) months' prior written notice to the Companies."

     4.   Section 6 is hereby amended in its entirety to read as follows:

          6. EXPENSES. In addition to the Base Salary and Bonus provided for in Section 5 hereof and the retirement payment provided for in
     Section 9 hereof, the Companies shall, in accordance with their past practices and upon submission of appropriate bills or vouchers, pay or reimburse Employee for all ordinary and usual expenses incurred by Employee in furtherance of or in connection with the business of the Companies. In addition, the Company shall reimburse Employee (as a working condition fringe benefit) for attorneys fees incurred by him in connection with the negotiation and drafting of the Second Amendment, up to a maximum reimbursement of twenty thousand dollars ($20,000)."

     5.   The first two (2) lines of Section 7 are amended to read as follows:

          "In addition to the Base Salary and Bonus provided for in
     Section 5 hereof and the retirement payment provided for in
     Section 9."

Clause (b) of Section 7 is hereby amended in its entirety to read as follows:

          "(b) pay or reimburse Employee for the uninsured medical expenses of Employee and his immediate family (`immediate family' being defined to include Employee, his spouse, and any children of Employee who reside in his home or are full time students at an accredited institution), up to a maximum reimbursement during any calendar year of $200,000 and such reimbursement shall continue until Employee's death; and."

The second to last sentence of Section 7 is deleted in its entirety and replaced by the following: "All benefits referred to in this Section 7 shall be in addition to any other compensation payable to Employee pursuant to the terms of this Agreement."

     6.   Sections 8(a) and (b) of the Agreement are hereby deleted.
Employee shall continue to be entitled to participate in any group life insurance program which the Companies may elect to maintain from time to time.

     7. Section 9 (relating to Severance Pay) is hereby deleted in its entirety and the following is substituted in its place:

          "9.  RETIREMENT COMPENSATION.

          (a) Commencing on the date of Employee's Retirement (as said term is hereinafter defined), the Company shall pay to Employee on a monthly basis in arrears for so long as Employee shall be living an amount per annum equal to twenty-five percent (25%) of Employee's average Base Salary and Bonus (not including benefits, stock option rights or other employee compensation) which Employee had earned and accrued with respect to the last three (3) full fiscal years of the Company prior to Employee's Retirement. By way of example only, assume that Employee retires on June 1, 2001 and assume, for purposes of this example only, that the

     Company's fiscal years ending in 1998, 1999 and 2000 all ended on December 31. The relevant years to determine Employee's retirement payment would be the Company's fiscal years ending December 31, 1998, December 31, 1999, and December 31, 2000. Assume that for the fiscal year ending on December 31, 1998 Employee received a Base Salary of Five Hundred Ten Thousand Dollars ($510,000) and a Bonus was accrued for that fiscal year (regardless of whether the Bonus accrued for that fiscal year was paid during the fiscal year or thereafter) in the amount of One Hundred Thousand Dollars ($100,000). Assume that the Base Salary for the next two fiscal years was Five Hundred Twenty Thousand Dollars ($520,000) and Five Hundred Thirty Thousand Dollars ($530,000), respectively, and that Employee's Bonus accrued with respect to those two fiscal years was One Hundred Twenty Thousand Dollars ($120,000) and One Hundred Fifty Thousand Dollars ($150,000), respectively. Employee's average annual compensation for purposes of this paragraph 9 would thus be Six Hundred Forty Three Thousand Three Hundred Thirty-Three Dollars ($643,333); and pursuant to this paragraph 9, Employee's annual retirement payment due under this paragraph 9 would be One Hundred Sixty Thousand Eight Hundred Thirty-Three Dollars ($160,833) per annum which would commence to accrue on June 1, 2001 and would be payable commencing July 1, 2001 in the monthly amount of $13,402.75.

          (b) In addition to the annual retirement payment payable to Employee pursuant to subparagraph (a), the Company shall continue to provide Employee with health insurance benefits and with an automobile allowance equivalent to that which the Company grants to its senior executives from time to time during Employee's Retirement; provided that he shall continue to receive the uninsured medical expenses as provided in Section 7(b).
     The Company may discharge its health insurance obligation hereunder by paying or reimbursing Employee for a medical supplement policy. If for any reason (whether it be pursuant to applicable law or by reason of the Company's then health insurance contract), the Company cannot provide Employee with health insurance coverage, then it shall pay to Employee, annually, the annual premium which it would pay for health insurance coverage for its average senior executive.

          (c) For purposes of subparagraph (a) above, the Employee shall be deemed to be "Retired" when Employee's Base Salary and Bonus no longer accrue under this Agreement other than by reason of Employee's breach of this Agreement or the Company's termination of this Agreement for cause."

     8.   Section 10 is amended as follows:  (i) In the first sentence of
Section 10(a), the words "this Agreement" are replaced by the words "Employee's employment hereunder"; (ii) Clauses (4), (5) and (8) of Section 10(a) are deleted; (iii) Clause (3) of Section 10(a) is amended in its entirety to

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

read as follows: "payment to Employee of the retirement payment, health benefits and automobile allowance as provided in Section 9;" and (iv) Section 10(b) is deleted in its entirety.

     9.   Section 11(c) is hereby deleted.

     10. Section 12 of the Agreement is deleted in its entirety and replaced with the following:

          "12. PRORATION OF BONUS. If Employee's employment is terminated during the term hereof and thereafter Employee is entitled to no further payment of Bonus, then the remainder of any Bonus payable to Employee for the year in which such termination occurs, if any, shall be paid no later than 45 days after the close of the then current fiscal quarter of Arden Group (unless such termination occurs during the fourth quarter of Arden Group's fiscal year, in which event it shall be paid no later than 90 days after the close of such fiscal year), and shall be adjusted as follows:
     For purposes of calculating the Bonus, Employee's employment shall be deemed to terminate at the end of the calendar month in which his employment is actually terminated. For purposes of Section 5(b)(2) and 5(c)(2), the $2,000,000 amount shall be prorated for the number of months of Arden Group's fiscal year that have elapsed through the date of termination (including the entire calendar month in which employment actually terminated); and the Applicable Percentage of 2-1/2% shall be applied to Pre-Tax Profits up to such prorated amount and the Applicable Percentage of 3-1/2% shall be applied to Pre-Tax Profits in excess of such prorated amount. By way of example only, if the termination of employment occurred at any time during the month of May and if Arden Group's fiscal year were the calendar year, then Employee's Bonus for said fiscal year through the date of employment would equal 2-1/2% of $833,333 (that is, 5/12ths of $2,000,000) plus 3-1/2% of Pre-Tax Profits through the end of May to the extent in excess of $833,333. Pre-Tax Profits shall be as defined in Sections 5(b)(2) and 5(c)(2) hereof but shall be prorated to the end of the calendar month in which such termination occurs and calculated based upon the quarterly unaudited consolidated financial statements filed with the Securities and Exchange Commission on Form 10-Q, if the termination occurs during the first three quarters of any fiscal year, and in all other cases, upon the audited Consolidated Statement of Operations of Arden Group."

     11.  Section 13 is hereby amended in its entirety to read as follows:

                    "13. GOOD FAITH REEVALUATION OF COMPENSATION. The parties agree that, during calendar year 2002, the Compensation Committee of Arden Group and Employee shall meet to discuss in good faith whether, based on the services being performed by Employee hereunder and the needs of the Companies, there should be an adjustment to the Base Salary and/or Bonus structure payable to him pursuant to Section 5 hereunder; provided, however, that the parties acknowledge and agree that the Companies shall not have any legal obligation to make such an adjustment."

     12.  A new Section 26 is added to read as follows:

                    "26.  TERMINATION.

                         (a) TERMINATION BY COMPANIES FOR CAUSE. The Companies may terminate the employment of Employee for "cause" by written notice to Employee. For purposes of this Agreement, "cause" shall mean only (i) conviction of a crime directly related to his employment hereunder, (ii) conviction of a felony involving moral turpitude, (iii) willful and gross mismanagement of the business and affairs of Companies, or (iv) breach of any material provision of this Agreement. In the event the employment of Employee is terminated pursuant to this subsection 26(a), Companies shall have no further liability to Employee other than for compensation accrued through the date of termination but not yet paid.

                         In the event Companies contend that they have cause to terminate Employee pursuant to clause (iii) or (iv) of the second sentence of this subsection 26(a), Companies shall provide Employee with written notice specifying in reasonable detail the services or matters which they contend Employee has not been adequately performing or the material provisions of this Agreement of which Employee is in violation and the acts constituting such violation.
          If the events can be cured and corrected and if, within ten (10) days of receipt of the notice, Employee performs the required services or modifies his performance to correct the matters complained of, Employee's breach will be deemed cured, and Employee's employment shall not be terminated. However, if the nature of the service not performed by Employee or the matters complained of are curable but more than ten (10) days are reasonably required to perform the required service or to correct the matters complained of, then his breach will be deemed cured if he commences to perform such service or to correct such matters within the ten (10) day period and thereafter diligently prosecutes such performance or correction to completion within sixty (60) days after the Companies' original notice (the "extension"). If Employee does not perform the required services or modify his performance to correct the matter complained of within the ten (10) day period or the extension thereof, Companies shall have the right to terminate this Agreement at the end of the ten (10) day period or extension thereof. It is understood that Employee's performance hereunder shall not be deemed unsatisfactory solely on the basis of any economic performance of Companies because this performance will depend in part on a variety of factors.

                         (b) TERMINATION BY COMPANIES WITHOUT CAUSE. The Companies may terminate the employment of Employee without "cause" (as defined in subsection 26(a) above) at any time during the term hereof by giving written notice to Employee specifying therein the effective date of termination. In the event the employment of Employee is terminated pursuant to this subsection 26(b) without cause, Companies shall be obligated to pay to Employee his Base Salary and his Bonus pursuant to Section 5 of this Agreement and all other benefits payable to Employee under this Agreement for the balance of the remaining term under Section 3 (without extension). Employee shall have no duty to mitigate and Companies shall have no right to offset any other compensation paid to Employee during the applicable time period."

     13.  The effective date of this Amendment shall be January 1, 1997.

     14. Except as expressly modified and amended by this Second Amendment, the Agreement shall remain in full force and effect in accordance with its terms.

     IN WITNESS WHEREOF, the parties have executed this Amendment effective the date first written above.

                              ARDEN GROUP, INC.



                              By:   ERNEST T. KLINGER
                                 ----------------------
                              Title: VICE PRESIDENT
                                    -------------------



                              ARDEN-MAYFAIR, INC.



                              By:   ERNEST T. KLINGER
                                 ----------------------
                              Title: VICE PRESIDENT
                                    -------------------


                              AMG HOLDINGS, INC.



                              By:   ERNEST T. KLINGER
                                 ----------------------
                              Title: SECRETARY
                                    -------------------

                              GELSON'S MARKETS



                              By:   ERNEST T. KLINGER
                                 ----------------------
                              Title: SECRETARY
                                    -------------------



                                    BERNARD BRISKIN
                                    -------------------
                                    Bernard Briskin